Exhibit 99.1

Conn’s, Inc. Reports Record Retail Gross Margin in Quarter Ended October 31, 2012

Same store sales up 12.6% over prior year

Retail gross margin approximately 35% for quarter

THE WOODLANDS, Texas--(BUSINESS WIRE)--November 8, 2012--Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses and consumer electronics and provider of consumer credit, today announced its net sales for the three months ended October 31, 2012.

Net sales for the three months ended October 31, 2012, were $167.3 million, an increase of $12.4 million, or 8.0%, over the prior-year period. Net sales include total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) for the quarter ended October 31, 2012 grew 12.6% over the prior period, on top of same store growth of 18.9% a year ago. The Company had 65 and 70 stores open at October 31, 2012 and 2011, respectively.

“We delivered our fifth straight quarter of double-digit, year-over-year same store sales growth,” commented Theodore M. Wright, the Company’s Chairman and CEO. “The expansion of our furniture and mattress business and improved sales mix across all categories increased our retail gross margin. Consumer electronic same store sales were down only 3% despite continued industry headwinds in this category.”

The retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 35% for the three months ended October 31, 2012, an approximate 970 basis point increase over the same period last year. During the three months ended October 31, 2011, the Company adjusted its inventory valuation reserve – reducing retail gross margin for the prior-year period and benefiting the reported margin expansion in the current-year period by 300 basis points.

The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended October 31,						Same store
	2012	% of Total	2011	% of Total	Change	% Change	% change
	(dollars in thousands)
Home appliance	$48,499	29.0%	$46,993	30.3%	$1,506	3.2%	6.4%
Furniture and mattress	32,346	19.3%	24,567	15.9%	7,779	31.7%	34.0%
Consumer electronic	47,082	28.1%	50,073	32.3%	(2,991)	(6.0)%	(3.2)%
Home office	16,169	9.7%	13,242	8.6%	2,927	22.1%	27.5%
Other	7,567	4.5%	5,529	3.6%	2,038	36.9%	59.8%
Total product sales	151,663	90.6%	140,404	90.7%	11,259	8.0%	11.5%

Repair service
agreement commissions	12,183	7.3%	10,601	6.8%	1,582	14.9%	23.1%
Service revenues	3,477	2.1%	3,950	2.5%	(473)	(12.0)%
Total net sales	$167,323	100.0%	$154,955	100.0%	$12,368	8.0%	12.6%

The following provides a summary of items influencing the Company’s major product categories during the quarter, compared to the same quarter last fiscal year:

  Home appliance average selling price rose 24.4%, partially offset by a 17.4% decline in unit volume. Previous store closures caused approximately one-quarter of the decrease in unit sales. On a same store basis, laundry sales rose 14.9%, refrigeration sales increased 3.6% and cooking sales increased 24.7%. Milder temperatures drove a 26.0% decline in room air conditioner sales;
  Enhanced presentation and product selection together with increased promotional activity drove continued growth in furniture and mattress sales. Previous store closures tempered the reported increase.
    Furniture same store unit sales increased 16.4% and there was a 15.2% increase in the average sales price.
    On a same store basis, the average mattress selling price increased 41.6% with a 5.4% decline in unit volume – driven by a shift to a higher price-point product offering;
  Consumer electronic sales declined due primarily to the emphasis of higher price-point televisions and previous store closures. Same store sales of televisions with a screen size of over 50 inches rose on both a unit and dollar basis; and
  Higher tablet sales and a 28.0% increase in the average selling price of computers guided the growth in home office sales. The reported growth was partially offset by the impact of store closures, a reduction in computer unit volume and lower sales of accessory items.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Monday, December 3, 2012, at 10:00 A.M. CT, to discuss its earnings and operating performance for the quarter. The webcast will be available live at ir.Conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

Conn’s is a specialty retailer and operated 65 retail locations at October 31, 2012, with 57 in Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:

  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers, ranges and room air conditioners;
  Furniture and mattress, including furniture for the living room, dining room, bedroom and related accessories and mattresses;
  Consumer electronic, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray players, video game equipment, portable audio and home theater products; and
  Home office, including desktop and notebook computers, tablets, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 61%, including down payments, of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include information concerning our financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc.
Chief Financial Officer
Brian Taylor, 936-230-5899
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400